SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                    WNC CALIFORNIA HOUSING TAX CREDITS, L.P.
                   -------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
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        1)  Title of each class of securities to which transaction applies:

            ------------------------------
        2)  Aggregate number of securities to which transaction applies:

            ------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ------------------------------
        4) Proposed maximum aggregate value of transaction:

           ------------------------------
        5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:
        2) Form, Schedule or Registration Statement No.:
        3) Filing Party:
        4) Dated Filed:

WNC & Associates, Inc.



                     WNC CALIFORNIA HOUSING TAX CREDITS, L.P.
                              17782 Sky Park Circle
                            Irvine, California 92614
                          (714) 662-5565, Extension 600


October 5, 2009


Dear Holders of Units of Limited Partnership Interest ("Limited Partners"):

         Enclosed please find a Consent Card for you to complete and forward.

         You own Units of Limited Partnership Interest in WNC California Housing Tax Credits, L.P. (the "Partnership"). We are writing to request your consent to authorize WNC & Associates, Inc. and Wilfred Cooper, Sr., as the general partners of the Partnership, to sell an apartment complex in which the Partnership has an interest.

         In this regard, the apartment complex was the subject of a Consent Solicitation Statement dated July 1, 2008, which was approved by a majority of the Limited Partners. That prior proposed sale was not consummated due to a failure of the proposed buyer to satisfy contingencies. The apartment complex is the subject of a new proposed sale. In connection with the new proposed sale, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the new proposed sale, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement you should consult your financial advisor.

         If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled "Voting Procedures." Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on November 10, 2009, unless the Limited Partners approve an extension of the solicitation period and the solicitation period is then extended by the managing general partner in its sole discretion.

Sincerely,

WNC & Associates, Inc.,
Managing General Partner

Wilfred N. Cooper, Sr.,
General Partner



[GRAPHIC OMITTED]

       17782 Sky Park Circle o Irvine, CA 92614-6404 o Phone 714/662 5565
                               o Fax 714/708 8498

                    WNC CALIFORNIA HOUSING TAX CREDITS, L.P.

            NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC California Housing Tax Credits, L.P. (the "Partnership")

We are writing to request your consent to an amendment of the Partnership's agreement of limited partnership. The amendment would authorize the general partners of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 714-662-5565, Extension 600.

DATED at Irvine, California, October 5, 2009.

WNC & Associates, Inc.,
Managing General Partner


Wilfred N. Cooper, Sr.,
General Partner


IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

                         CONSENT SOLICITATION STATEMENT


            PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
                    WNC CALIFORNIA HOUSING TAX CREDITS, L.P.


                                 October 5, 2009


                                  INTRODUCTION

     The limited partners (the "Limited Partners") of WNC California Housing Tax Credits, L.P. (the "Partnership") are being asked by the Partnership and its general partners, WNC & Associates, Inc. and Wilfred N. Cooper, Sr. (collectively, the "General Partner") to consider and approve by written consent an amendment to the Partnership's Agreement of Limited Partnership (the "Proposal"). The Proposal would permit the sale of an apartment community in which the Partnership has an interest. The Partnership and the General Partner recommend approval of the Proposal.

     The Partnership was formed in 1988 to raise capital through the sale of its units of limited partnership interest (the "Units") and invest the net proceeds in entities (the "Local Limited Partnerships") owning apartment complexes generating Federal and California low income housing tax credits. The Partnership invested in a total of 11 Local Limited Partnerships, including HPA Investors, and has sold five of them.

     In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 103% of invested capital, and a California tax credit return of approximately 64% of invested capital.

     The Partnership is governed by its Agreement of Limited Partnership dated as of September 15, 1998, as amended to date (the "Partnership LPA").

     The apartment community which is the subject of this consent solicitation is owned by HPA Investors, a California Limited Partnership ("HPA Investors"). The general partner of HPA Investors is the Douglas W. and Diane L. Young 1990 Revocable Trust (collectively, the "Local General Partner").

     HPA Investors owns the Hudson Park II Apartments located in Shafter, California (the "Property"). Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

     A limited partnership (the "Purchaser") and its general partner have been formed by a developer (the "Developer") to purchase the Property. The Developer presented the Purchaser's offer to the Local General Partner. The Developer is an affiliate of the General Partner. The total purchase price being offered for the Property is $1,600,000, which is an amount in excess of the outstanding mortgage balance. The Developer has represented that the sales price being offered is based, in part, on an independent appraisal of the Property obtained by the Developer. Affiliates of the General Partner may be general and limited partners in the Purchaser. A proposed sale of the Property to the Purchaser, which was the subject of a Consent Solicitation Statement dated July 1, 2008 (the "Prior Proposed Sale"), was not consummated due to a failure to satisfy contingencies. The Limited Partners approved the Prior Proposed Sale by majority vote. However, due to changes in the economy following completion of the vote, the Purchaser determined it was not economically feasible to complete the sale. See "Contingencies" below.

     Consistent with the Partnership's objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of HPA Investors. The sale of the Property and the termination of HPA Investors could allow Limited Partners to use passive losses previously allocated to them and related to HPA Investors but not used. An individual Limited Partner's passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Property and the termination of HPA Investors. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of HPA Investors.

     Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of a sale of the Property and the termination of HPA Investors.

                         HPA INVESTORS AND THE PROPERTY

     In 1989, the Partnership invested approximately $544,000 in HPA Investors. HPA Investors developed the Property, a 42-unit low-income housing apartment complex located in Shafter, California. Shafter is a rural city near State Route 43 in Kern County, identified as a low-income area. HPA Investors obtained a permanent mortgage loan, of which approximately $1,462,000 was outstanding as of December 31, 2008. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) ("Rural Development"). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures in 2040. The loan bears interest at the stated rate of 9% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. The Rural Development loan cannot be prepaid. There is also a rental assistance payment plan in place from Rural Development covering 37 of the apartment units which is renewed every five years. The transfer of the Property is subject to the approval of Rural Development.

                     PROPOSAL - AMENDMENT TO PARTNERSHIP LPA

     Generally, the Partnership LPA permits the Partnership to sell its properties without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of the Property to a Purchaser wherein affiliates of the General Partner are or will be general and limited partners and will obtain compensation assisting in the acquisition, development, rehabilitation and operation of the Property. A complete statement of the Proposal is as follows:

          "Section 5.3.8. Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Local Limited Partnership known as HPA Investors, a California Limited Partnership, shall be permitted to sell its Property for a purchase price of $1,600,000 to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the General Partner are or will be general and limited partners and/or will obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property. Section 5.3.7 hereof shall be deleted."

                              REASONS FOR THE SALE

     Before recommending the sale, the General Partner considered the benefits and risks associated with continuing the Partnership's investment in HPA Investors. The General Partner recommends the proposed sale for the following reasons:

     o    HPA Investors no longer generates low income housing tax credits
     o It is now possible to sell the Property without a recapture of prior tax credits
     o The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale
     o The Property is 19 years old and is in need of capital improvements and upgrades
     o Maintenance and administrative expenses associated with an aging apartment community will continue to increase
     o The permanent financing for HPA Investors has a prepayment restriction that prohibits refinancing.

     The Partnership and the General Partner have decided to recommend the sale of the Property to the Purchaser on the proposed terms. The Partnership's objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program. The Partnership does not have the necessary capital. The sale of the Property for a price of $1,600,000 is an amount in excess of the outstanding mortgage balance. The income tax liability should be offset to the extent that a Limited Partner has unused passive losses attributable to the HPA Investors investment or other sources.

     In recommending approval of the Proposal, the General Partner believes it is important to note that the Property's only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

                    ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

     The schedules comprising Attachment No. 1 hereto include tabular presentations of the anticipated results of the proposed sale of the Property and the termination of HPA Investors, and the distribution of cash and allocation of gain to the various involved parties. The schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by HPA Investors as of the date set forth, including cash and reserves, and the total liabilities of HPA Investors as of the date set forth, including the mortgage.

     In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership's investment in HPA Investors is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership and the Local General Partner (who is unaffiliated with the General Partner) at the HPA Investors level. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by HPA Investors be used in the following order: to pay Partnership expenses (if any) in connection with the sale; to pay the debts and obligations of the Partnership; and to fund Reserves. Any amount remaining after such uses would be allocated between the Limited Partners (as a group) and the General Partner in the 99% / 1% sharing ratio set forth in the Partnership LPA. The Partnership has liabilities on its books due to the General Partner and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $1,872,000 as of August 31, 2009, and Partnership reserves of approximately $34,400 as of August 31, 2009. The Partnership LPA states that the General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1989, the General Partner has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The distribution to the Partnership from the sale of the Property is not adequate to pay the accrued liabilities due to the General Partner. The General Partner intends to use all of the Partnership's distribution to pay its liabilities to the General Partner and, perhaps, to augment the Partnership's $34,400 reserve. The augmented reserve would be used, as determined in the General Partner's discretion, to pay accrued and future Partnership costs and expenses, including accrued and future Asset Management Fees.

     The General Partner estimates that the gain from the sale allocated to the Limited Partners would be in the amount of approximately $79.21 per Unit, all of which the General Partner estimates would constitute Section 1250 gain. Under current law, Section 1250 gain is taxed at a maximum rate of 25%, and long-term capital gain is taxed at a maximum rate of 15%. California taxes income at a maximum rate of 9.3%. The General Partner has not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard, including the availability of unused passive losses to pay such gain. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

     The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Property and termination of HPA Investors, and the results of HPA Investors and Partnership operations through such dates.

                       CONFLICTS AND OTHER SPECIAL FACTORS

     A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The General Partner believes that the best use of the Property is its continued rental as low income housing. This is based on the Property's location and the economy of Shafter, the quality of the Property construction, and rental market conditions. Further, there is an original restricted use agreement to which the Property is subject and which is effective for at least another 11 years.

     The Purchaser presented its offer to the Local General Partner. The Local General Partner is not an affiliate of the General Partner. In accepting the Purchaser's proposal to purchase the Property, the Local General Partner did not seek other buyers. The Local General Partner, in consenting to the proposed sale, negotiated a higher fee to the Local General Partner than would otherwise have been payable under the HPA Investors partnership agreement. The proposed sale of the Property is similar to the proposed sale to the Purchaser of property in each of two other local limited partnerships formed by the General Partner. The Purchaser obtained an appraisal of the Property in March 2009, and the Purchaser has represented to the General Partner that the Purchaser's purchase price is based, in part, on that appraisal. The appraisal is an opinion of "as is" market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants. Although, in the absence of open-market bidding, there can be no absolute guarantee that the Purchaser's sales price is the highest price that could be obtained, the General Partner believes the proposed sales price is fair in that it is based on an appraisal of the Property.

     The General Partner has consented to the Proposal, subject to the considerations discussed below under "Contingencies." In doing so, the General Partner was faced with conflicts of interest. It is anticipated that the Developer will participate in the rehabilitation of the Property. The Developer has proposed the transaction and formed the Purchaser with the intention of making a profit from the rehabilitation and resyndication of the Property and other properties in which the Local General Partner and/or the Partnership or other affiliated limited partnerships have interests. Affiliates of the General Partner may be the general and limited partners in the Purchaser.

                                  CONTINGENCIES

     There are several contingencies to the consummation of the proposed sale of the Property. The purchase transaction has not been reduced to a writing. The proposed sale would not be consummated if the California Statewide Communities Development Authority does not approve issuance of the bonds the Purchaser will use to develop the Property, Rural Development does not consent to the transfer, or the Purchaser does not complete the sale for other reasons, including inability to purchase the other properties referred to in the preceding section, and/or economic infeasibility due to further decreases in the appraised value of the Property, and/or declines in the local or broader economies.

     In this regard, the Prior Proposed Sale was not consummated due to a failure to satisfy contingencies. The Limited Partners approved the Prior Proposed Sale by majority vote. However, due to changes in the economy following completion of the vote, and a substantial decline in the appraised value of the Property, the Purchaser determined it was not economically feasible to complete the sale on the terms that constituted the Prior Proposed Sale.

     If the contingencies described in the first paragraph above are satisfied, the General Partner anticipates that the Purchaser would proceed with the transaction as discussed herein. The Developer has not set a preliminary closing date for the transaction. If the necessary Consents are received from the Limited Partners by November 10, 2009, the Purchaser is expected to proceed with the transaction as discussed herein. If successful, the Purchaser estimates that the transaction could be closed by the end of 2009. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

     The General Partner will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under "Voting Rights and Procedures" below).

     If the Proposal is not consummated, HPA Investors would continue to own and operate the Property for the foreseeable future with no immediate plans for disposition.

                          VOTING RIGHTS AND PROCEDURES

     The only outstanding voting security of the Partnership is the Units.

     All Limited Partners as of October 5, 2009 (the "Record Date") are entitled to notice of and to vote on the Proposal. As of October 5, 2009, there were 7,446 Units outstanding and 648 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

     As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

     No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the "Action Date") which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) November 10, 2009 (unless such latter date is extended by the General Partner), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

     The Partnership's offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

     If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership's offices.

     Under California law, there are no rights of dissenters with regard to the Proposal.

     This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

     This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about October 5, 2009.

                                                         Attachment No. 1

                                                          HPA Investors

                                 PROPOSED DISTRIBUTION OF PROCEEDS AND GAIN CALCULATIONS FROM SALE

====================================================================================================================================
DISTRIBUTION OF SALE PROCEEDS
------------------------------------------------------------------------------------------------------------------------------------

                 Gross Sales Price                                                                                        $1,600,000
                   Less: Selling Costs                                                                                        16,000
                                                                                                                 -------------------
                 Net Sales Price                                                                                          $1,584,000
                   Plus: Replacement Reserves                                                                                 53,170
                                                                                                                 -------------------
                 Net Cash Proceeds Available to Partners                                                                  $1,637,170
                 To the Payment of Priority Debts
PA 11.2 (a)        Less: Mortgage                                                                                          1,462,108
PA 11.2 (a)        Less: Loans by GP                                                                                           8,500
                                                                                                                 -------------------
                       Remainder                                                                                            $166,562

PA 11.2 (b)        Less: Sales Prep Fee to the GP                                                                             96,000
                                                                                                                 -------------------
                       Remainder                                                                                              70,562

PA 11.2 (c)        Less: To the LP equal to $500,000 minus previous distributions received by the LP*                         70,562
                                                                                                                 -------------------
                      Net Proceeds                                                                                                $0

                 Allocable Split between GP and LP
PA 11.2 (d)      Allocation to GP                                                                                                 $0
PA 11.2 (d)      Allocation to LP*                                                                                                $0
                                                                                                                 -------------------
                                                                                                                                  $0

*Total funds to flow to Upper Tier (return of LP Adjusted Capital Contribution plus Cash Allocated to LP)                    $70,562
                                                                                                                 ===================

====================================================================================================================================


====================================================================================================================================
                                                 Projected Gain Calculation
Net Sales Price                                                                                                    $      1,584,000
Adjusted Basis of Property                                                                                         $        826,917
                                                                                                                 ===================
Taxable Gain on Sale of Property                                                                                   $        757,083

Allocation of Gain by Federal Tax Rate                                  LP's                     GP's                   Total
                                                                 -------------------     -------------------     -------------------
   Ordinary Income (IRC Section 1245 Recapture) 35%                $              -        $              -        $              -
   Gain (Unrecaptured IRC Section 1250 Gain) 25%                   $        659,631        $         97,452        $        757,083
   Long Term Capital Gain 15%                                      $              -        $              -        $              -
                                                                 ===================     ===================     ===================
                                                                   $        659,631        $         97,452        $        757,083

                                      Projected Sale/Liquidation Summary For Limited Partner

                                                                      Total                                            Original
                                                                   $        544,000                                $        544,000
                                                                  L.P. Investment                                     Investment
                                                                 -------------------                             -------------------
Projected Partners Cash Distribution                               $         70,562                                $         70,562
Approximate Federal Tax (see rates above)                          $       (164,908)                               $       (164,908)
Approximate California Tax (9.3%)                                  $        (61,346)                               $        (61,346)
                                                                 ===================                             ===================
Approximate Net Cash Proceeds after Tax                            $       (155,691)                               $       (155,691)


NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is
dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections
based on original investment and assumes such investment was held for the entire term of HPA Investors.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

====================================================================================================================================

                                          WNC California Housing Tax Credits, L.P.

                              PROPOSED DISTRIBUTION OF PROCEEDS AND GAIN CALCULATIONS FROM SALE

====================================================================================================================================
DISTRIBUTION OF SALE PROCEEDS
------------------------------------------------------------------------------------------------------------------------------------
                 Cash Proceeds from Disposition Plus Return of Adjusted Capital at Lower Tier Partnership                    $70,562
                   Less:  Payment of Debts and Obligations of the Partnership including unpaid Asset Management
                              Fee and Funding of Any Necessary Reserves:                                                     $70,562
                                                                                                                 -------------------
                      Remainder                                                                                                   $0

PA 4.2           Distribution of Disposition Proceeds
                 Cash Back to the LP's Based on Adjusted Capital Contribution
PA 4.2.1 (i)        Limited Partner - Adjusted Capital Contribution
                                                                                                                 -------------------
                      Remainder                                                                                                   $0

PA 4.2.1 (ii)    Cash Back to GP Based on Adjusted Capital Contribution
                    General Partner - Adjusted Capital Contribution (shall not be less than 1% as stated in 4.3.5)
                                                                                                                 -------------------
                      Remainder                                                                                                   $0

                 Allocable Split between GP and LP
PA 4.2.1 (iii)      Allocation to GP                                                                                              $0
PA 4.2.1 (iii)      Allocation to LP                                                                                              $0
                                                                                                                 -------------------
                                                                                                                                  $0

====================================================================================================================================


====================================================================================================================================
                                                  Projected Gain Calculation

Allocation of Gain by Federal Tax Rate                                  LP's                    GP's                     Total
                                                                 -------------------     -------------------     -------------------
   Ordinary Income (IRC Section 1245 Recapture) 35%                $              -        $              -        $              -
   Gain (Unrecaptured IRC Section 1250 Gain) 25%                   $        589,789        $         69,842        $        659,631
   Long Term Capital Gain 15%                                      $              -        $              -        $              -
                                                                 ===================     ===================     ===================
                                                                   $        589,789        $         69,842        $        659,631

                                      Projected Sale/Liquidation Summary For Limited Partner

                                                                      Total                                            Original
                                                                   $      7,450,000                                $          1,000
                                                                   L.P. Investment                                    Investment
                                                                 -------------------                             -------------------
Projected Partners Cash Distribution                               $              -                                $              -
Approximate Federal Tax (see rates above)                          $       (147,447)                               $            (20)
Approximate California Tax (9.3%)                                  $        (54,850)                               $             (7)
                                                                 ===================                             ===================
Approximate Net Cash Proceeds after Tax                            $       (202,298)                               $            (27)


NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is
dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections
based on original investment and assumes such investment was held for the entire term of WNC California Housing Tax Credits, L.P.
Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

====================================================================================================================================

[[SORT NAME]]

                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS


 Please mark one box below and return to the address below by November 10, 2009
 ------------------------------------------------------------------------------

               This Written Consent is solicited on behalf of the
                      Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC California Housing Tax Credits, L.P. (the "Partnership"), hereby acknowledges receipt of the Consent Solicitation Statement dated October 5, 2009 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

     Proposal.   An  amendment  to  the   Partnership's   Agreement  of  Limited
     Partnership to permit the sale of the Property of the Local Limited Partnership known as HPA Investors, a California Limited Partnership, for a purchase price of $1,600,000 to an unaffiliated purchaser or to a purchaser wherein one or more affiliates of the General Partner are or will be general and limited partners and/or will obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property, as specifically set forth under "Proposal - Amendment To Partnership LPA" in the accompanying Consent Solicitation Statement.

                                MARK ONLY ONE BOX
                                -----------------

FOR [ ]                            AGAINST [ ]                       ABSTAIN [ ]


This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETUNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:   ___________________                ___________________________
                                            Signature

                                            ___________________________
                                            Signature (if held jointly)

        Return in the enclosed self-addressed stamped envelope or fax to:

                           Attention: Christina Nguyen
                             WNC & Associates, Inc.
                              17782 Sky Park Circle
                                Irvine, CA 92614
                         Ph: 714-662-5565, Extension 600
                                Fax: 714-708-8498